Exhibit 99.1

November 16, 2020	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ELECTS W. JAMESON MCFADDEN TO BOARD OF DIRECTORS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Tastykake, and other bakery foods, today announced that its board of directors has elected a new board member. W. Jameson McFadden, president of Wellington Shields & Co., will join Flowers Foods’ board of directors effective January 4, 2021.

“We welcome Jameson as an independent director of the Flowers board,” said George E. Deese, chairman of the board of Flowers Foods. “His financial and marketing experience will provide valuable perspective to the board and our company.”

Commenting on the board election, Ryals McMullian, Flowers Foods’ president and chief executive officer, said, “I’m energized by the collective expertise on our board, and the addition of Jameson only enhances that. I look forward to his contributions as we work together to execute our strategic priorities and maximize returns.”

McFadden, 38, joined Wellington Shields & Co., a New York-based wealth management and investment firm, in 2006 and has served in his current role since 2017. He also serves as chief executive officer of Capital Management Associates, a registered investment advisor based in New York, and as head of sales and distribution for Blue Quail Wines. He holds a bachelor’s degree in history from Loyola Marymount University and an MBA in finance and management from New York University’s Leonard N. Stern School of Business.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2019 sales of $4.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380